Exhibit 99.1

Shell Midstream Partners, L.P. Names Paul Goodfellow as Chairman of The Board, Brenda Stout Named as Board Member

Houston, March 7, 2019 (GLOBE NEWSWIRE) — Shell Midstream Partners, L.P. (NYSE: SHLX) announced today that Paul Goodfellow has been named Chairman of the Board of Directors of Shell Midstream Partners GP LLC, Shell Midstream Partners, L.P.’s (“the Partnership”) general partner. Paul has served as a member of the Board of Directors since the formation of the Partnership in 2014; and will replace Curtis Frasier, who has offered his resignation from the Board of Directors, effective April 1, 2019. At the same time, Brenda Stout, Vice President Manufacturing Support and Excellence, has been appointed as a member of the Board of Directors, assuming Paul’s previously-held seat.

“Shell Midstream Partners has a proven track record of delivering against our promises,” said Kevin Nichols, CEO, Shell Midstream Partners GP LLC. “I’d like to thank Curtis for his leadership since the early days of the Partnership and for helping us navigate through the evolving sector – ultimately delivering value to both the unitholders and our sponsor. The Partnership is well positioned for continued success, and I look forward to working with Paul in an increased capacity, and welcoming Brenda to the Board.”

Paul Goodfellow is currently the Executive Vice President, Wells for Shell International, and will begin serving as Executive Vice President of Deepwater, effective April 15, 2019. Paul joined Royal Dutch Shell plc (“Shell”) in The Netherlands in 1991, after initially working in the mining industry in South Africa and Finland following his studies. He worked in a variety of Wells related roles throughout the Shell Group before being appointed as Wells Manager for the Americas Region in 2003. In 2008, Paul was named as Venture Manager for North America Onshore before becoming Vice President Development, Onshore, responsible for field development planning, technical and technology functions. Following this, Paul became Vice President Unconventionals US and Canada for Shell Upstream Americas in 2013 – the role he held when he was appointed to the Board of Directors of Shell Midstream Partners GP LLC. In 2015, Paul moved to Aberdeen to take up the position of Vice President, United Kingdom and Ireland for Upstream International, accountable for the Upstream business in these countries. He has been in his current role as Executive Vice President Wells for Shell International since 2017, based in Houston.

Brenda Stout, currently Vice President Manufacturing Support and Excellence, has been appointed as member of the Board of Directors of Shell Midstream Partners GP LLC effective April 1, 2019. Brenda graduated from Texas A&M University in 1993 with a Bachelor of Science degree in Chemical Engineering. After spending 13 years with BP and Ineos in a variety of technical, financial and commercial roles, she joined Shell in 2006 as a Business Improvement Leader in the Americas Region. Brenda has spent most of her Shell tenure serving in key management positions at several refineries across Shell’s Global Manufacturing business, including Production Manager at the Martinez refinery in California; General Manager at the Mobile site in Alabama; and most recently, General Manager at the Pulau Bukom site in Singapore. She has also served as General Manager of Global Manufacturing Strategy Development, based in London.

Curtis Frasier became Chairman of the Board of Directors of the Partnership at the time of the initial public offering in 2014. He was employed at Shell from 1982 to 2013, providing legal advice and services in the areas of commercial, corporate and international law based in the U.S., London and The Netherlands. Curtis served as Executive Vice President, Chief Legal Officer and General Counsel of Shell Upstream Americas before retiring from the company in 2013.

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About Shell Midstream Partners, L.P.

Shell Midstream Partners, L.P., headquartered in Houston, Texas, is a growth-oriented master limited partnership that owns, operates, develops and acquires pipelines and other midstream assets. Our assets include interests in entities that own crude oil and refined products pipelines and terminals that serve as key infrastructure to (i) transport onshore and offshore crude oil production to Gulf Coast and Midwest refining markets and (ii) deliver refined products from those markets to major demand centers. Our assets also include interests in entities that own natural gas and refinery gas pipelines which transport offshore natural gas to market hubs and deliver refinery gas from refineries and plants to chemical sites along the Gulf Coast.

Inquiries:

Shell Media Relations: +1 832 337 4355

Shell Investor Relations North America: +1 832 337 2034

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